USA Mobility, Inc. Investor Conference Call
August 2, 2007
10:00 a.m. Eastern Time

Operating Results for the 2nd Quarter Ended June 30, 2007

Operator: Good morning and welcome to USA Mobility’s Second Quarter Investor Conference Call. Today’s call is being recorded. Online today we have Vince Kelly, President and CEO, Tom Schilling, CFO & Treasurer, Peter Barnett, COO. At this time for opening comments I will turn the call over to Mr. Kelly. Please go ahead, sir.

Mr. Kelly: Good Morning. Thank you for joining us for our 2nd quarter investor update. Before we discuss our operating results, I want to remind everyone that today’s conference call may include forward-looking statements that are subject to risks and uncertainties relating to USA Mobility’s future financial and business performance. Such statements may include estimates of revenue, expenses, and income, as well as other predictive statements or plans which are dependent upon future events or conditions. These statements represent the Company’s estimates only on the date of this conference call and are not intended to give any assurance as to actual future results. USA Mobility’s actual results could differ materially from those anticipated in these forward-looking statements. Although these statements are based upon assumptions that the Company believes to be reasonable, based upon available information, they are subject to risks and uncertainties. Please review the risk factors section relating to our operations and the business environment in which we compete, contained in our first quarter 2007 Form 10-Q and our 2006 Form 10-K and related Company documents filed with the Securities and Exchange Commission, for a description of these risks and uncertainties. Please note that USA Mobility assumes no obligation to update any forward-looking statements from past or present filings and conference calls.

I also want to take a brief moment this morning to thank all of you who attended our May investor meeting in New York. We enjoyed meeting those investors who are new to the Company as well as visiting with those of you we’ve known for many years. We hope you found the meeting helpful, and we appreciate your continued interest in USA Mobility.

We are pleased to speak with you today regarding our second quarter operating results and what we believe was another quarter of excellent progress for USA Mobility. I’m also pleased to report that our overall results for the quarter and the first six months of 2007 compared favorably to our guidance and that we expect to have a good second half and another solid year. Tom will review the financial details in a moment. However, the key highlights of the quarter are:

•	Subscriber trends for the most part continued to improve during the second quarter, with the annual rate of unit erosion declining to 15.2 percent from 15.6 percent in the first quarter. The slowdown in net unit losses resulted from increased gross pager placements in both our direct and indirect channels during the quarter. Sales productivity improved as direct monthly adds per sales rep increased to 165 in the second quarter, compared to 124 in the first quarter. We have worked hard over the past year to properly train, equip and motivate our sales organization to achieve these results, and they have responded exceptionally well. I would like to commend Jim Boso, our EVP of Sales and Marketing, as well as our entire Sales and Marketing team for generating these outstanding results.

•	Revenue trends also improved modestly during the quarter as the annual rate of revenue erosion slowed to 15.5 percent from 17.3 percent in the first quarter. Paging revenue declined at a higher-than-expected rate, and ARPUs trended lower, as expected. We also posted solid gains in cellular and product revenue during the quarter.

•	Despite significant challenges, we continued to reduce operating and capital expenses in the second quarter in recognition of our increasingly lower revenue base and our goal to manage a low-cost operating structure. This accomplishment is a credit to our managers and dedicated employees. Going forward, we expect operating expenses will continue to decline, albeit at a slower rate than in recent quarters.

•	We continued to meet our goal of generating sufficient free cash flow during the quarter to return capital to stockholders in the form of cash distributions. We paid a regular quarterly cash distribution of $0.65 per share and a special cash distribution of $1.00 per share on June 7, 2007, together representing a return of capital of $45.0 million to our stockholders. Yesterday, our Board of Directors declared the payment of a $0.65 per share quarterly distribution for stockholders of record as of August 16, 2007, payable on September 6, 2007. Again, we expect the entire amount of this distribution to be paid as a return of capital.

On balance the Company has performed very well, generated significant free cash flow, continued our focus on our vertical marketing initiatives and improved productivity in almost every department.

At the same time, however, I want to remind everyone that our Company continues to face significant operating challenges, some of which became more apparent in the second quarter and potentially could have an adverse impact on our performance over time. Our two top risk factors continue to be revenue erosion, and our ability to continue to cut costs. Given the potential impact over time of these risks, we want to highlight them for you in this conference call and specifically point out four areas of concern:

•	First, we are still challenged with a very high rate of gross subscriber cancellations. While quarterly net unit losses and erosion rates have improved – and those are key positives, to be sure — our rate of gross churn is actually increasing. In fact, gross churn of 8.0 percent in the second quarter was the highest in the past five quarters. Roughly speaking we continue to lose two subscribers for every one subscriber we add. The bottom line here is that while stabilizing our subscriber base is certainly a long-term goal, current trends clearly indicate that gross disconnects will continue at high rate for some time to come. These disconnects manifest themselves in our revenue erosion.

•	Second, while the rate of revenue erosion has improved, and in fact has exceeded our original expectations for 2007, we are still experiencing revenue decline at an annual rate in excess of 15.0 percent. Losing revenue at the current rate, even with continued expense reductions, will inevitably put pressure on cash flow margins and, ultimately, our ability to return cash to stockholders. Again, the key message here is that current trends suggest a continued high rate of revenue decline for the foreseeable future.

•	Third, our ability to reduce operating costs going forward has become increasingly difficult as we encounter fewer opportunities to reduce expenses without adversely impacting ongoing operations. Over the past two years we benefited greatly from cost savings in connection with our merger in late 2004. The bulk of those initial and residual savings have now been taken and today we operate a fairly lean organization. As we move forward, we expect to continue to reduce operating expenses, but future operating expense reductions may not keep pace with our revenue decline.

•	Fourth, we fell behind our previously stated projections for site lease savings in the second quarter due to the complexity and sheer volume involved in this massive project. Site rent is one of our largest expenses and falling behind in this area means our site rent expenses will be higher for the foreseeable future from the levels previously forecast.

In bringing these operational challenges to your attention today, I would note that it’s not our intention to trigger any alarms with respect to your investment interests in USA Mobility. We are going to over achieve the guidance we initially put out for 2007 and I suspect we will continue to make solid progress in 2008 as well. However, I believe management has a responsibility to share such insights with investors from time to time to ensure you have an accurate and up-to-date understanding of the Company, our mission and the challenges we face. In that context, I would also encourage all of you to review the Company’s operational Risk Factors that are spelled out in detail in our most recent Forms 10-Q and 10-K.

I’ll comment further on these and other business issues in a few minutes, but first our Chief Financial Officer, Tom Schilling, will review second quarter financial results and share additional observations on our recent operating performance.... Tom.

Tom Schilling: Thanks Vince, and good morning.

I will briefly review our financial performance for the second quarter. After that, I’ll provide an update on our financial guidance for 2007 with respect to Revenue, Operating Expenses and Capital Expenses.

As Vince mentioned, our second quarter results are somewhat mixed. We are pleased that gross pager placements and overall cost reductions continue to meet and exceed our original expectations. On the other hand, we are disappointed and concerned with the lack of improvement in the rate of gross subscriber cancellations, and with falling short of our goals in reducing transmitter site rent cost.
In reviewing our results, I’ll start with the subscriber base where we continued to see modest improvement in our rate of unit erosion. Our annual rate of net unit loss improved to 15.2 percent from 15.6 percent in the first quarter. The improvement is attributable to improvements within the indirect channel and continue shift in mix toward lower churning direct base.

The annual rate of net unit loss within the direct channel was constant with the first quarter at 14 percent. During 2005, the first full year of operations for USA Mobility, our annual rate of net unit loss for direct customers improved from 16.4 percent to 14.4 percent. Since the end of 2005 through second quarter 2007 we’ve only seen improvement from 14.4 percent to 14 percent. This is the main source of our disappointment with the lack of improvement in our rate of subscriber erosion.

Our Healthcare subscribers – which now represents nearly 40 percent of our direct base – was far and away the most stable segment in the second quarter with ending units essentially flat with the first quarter. Government and Large Enterprise customer segments, on the other hand, experienced net unit loss of 3.8 percent and 6.2 percent, respectively. One reason the Large Enterprise segment net unit loss was higher this quarter was a large retail customer completed a technology migration to BlackBerry service during the quarter, and disconnected about 4,000 units which contributed seven tenths of a percent to the net unit loss within this segment.

Although ARPU has continued to trend lower, we have been successfully implementing targeted price increases for certain customers in selected channels – mostly smaller customers. As a result, we’ve been able to partially offset the pace of ARPU decline that results from the shift in customer mix to larger customers.

Near the end of the second quarter we implemented a series of pricing initiatives intended to bring more uniformity to our pricing for certain enhanced features sets. The impact of these recent actions will start affecting our revenue in the third quarter. The success of pricing actions over the course of this year is responsible for the majority of the increase to our revenue guidance for 2007, which I will discuss shortly.

While we will continue to be vigilant to ensure we charge fair value for our services, I want to caution you that there are limits to how much we can increase our prices. One of the key attributes of paging is the cost advantage relative to other wireless services, and that attribute must be maintained. These pricing enhancements should be viewed largely as one time uplifts to revenue.
Reported revenue for the second quarter was $107.5 million, a decrease of $4.1 million, or 3.7 percent, from the first quarter. The year-over-year rate of revenue decline improved to 15.5 percent from 17.3 percent in the first quarter. The pace of decline in paging revenue slowed, but remains high at 17.4 percent.

Partially offsetting the Paging revenue decline, were increases in revenues from all non-paging sources, including Cellular and Product Sales. Cellular revenue for the second quarter was $2.5 million, an increase of 19.7 percent from the first quarter and included a shipment of approximately 2,500 Blackberries to a large Hospital Group.

Product Sales, which include new pager sales, lost pager revenue, and Integrated Resource Management system sales, totaled $5.3 million in the second quarter. The biggest driver of product revenue is lost pager revenue which is driven largely by disconnected subscribers who fail to return their devices. About 30 percent of direct disconnects result in lost pager revenue. As disconnects continue to remain higher than expected so does the revenue for lost pagers.

Total operating expenses, excluding depreciation, amortization and accretion, decreased 17.2 percent compared to the year ago quarter, continuing our trend of cutting expenses faster than the rate of revenue erosion.

SRM, or Service, Rental and Maintenance, expenses in the second quarter were $39.4 million, an increase of 0.8 percent from the first quarter, but a decrease of 12.1 percent from the second quarter of 2006. The sequential quarterly increase was driven mostly by higher than expected site rent expenses, which, unfortunately, now appear greater than our previously stated long-term projections.

The biggest reason site rent costs are running higher is that we are not achieving the utilization of Master Lease Agreements with Crown Castle International Corp. (“Crown Castle”), formerly Global Signal Inc., and American Tower Corp. (“American Tower”) that we had anticipated. These agreements had an “all you can eat” pricing structure to them, so that the incremental cost of moving sites to those landlords was zero or very close to zero. As we have worked through the engineering necessary to accomplish the rationalization, we have discovered that to achieve the network coverage our customer base requires we must continue to rely more than we originally planned on landlords other than Crown Castle and American Tower.

While our negotiations with these other smaller landlords have yielded good cost savings from previous site lease contracts, they are still significantly higher than the near zero incremental cost of Crown Castle or American Tower. I can assure you we are focusing a great deal of management attention on this issue to minimize site rent expense for both the short-term and the long-term.

We are not providing new projections for site rent expense at this time. However, the previous guidance on long-term site rent expense that we shared with investors last August should not be relied upon.

Within General and Administrative (“G&A”) expenses, we benefited in the quarter from a number of non-recurring items that totaled approximately $2.5 million, the most significant of which was $1.5 million of Universal Service Fund refunds.  Absent these non-recurring benefits, G&A expenses were relatively flat quarter-over-quarter, again reflecting our challenge to find additional cost reduction targets.

EBITDA for the second quarter was $33.3 million, or 31 percent of revenue, compared to $37.6 million, or 29.6 percent of revenue, for the second quarter of 2006. The reconciliation from Operating Income to EBITDA has been provided in our earnings release.

Capital Expenses in the second quarter were $3.5 million, compared to $5.1 million in the first quarter, with the decrease due principally to fewer pager device purchases during the quarter.

Finally, with respect to financial guidance, we are adjusting our previously announced financial guidance for 2007. I would remind you that our projections are based on current trends and that those trends are always subject to change. Accordingly, we now expect Revenue for 2007 to be between $420 million and $425 million an increase from our previous guidance of $400 to $410 million. Operating Expenses, excluding Depreciation, Amortization and Accretion, we now expect to be between $293 million and $298 million, a slight improvement from the previous guidance of $295 to $300 million. We expect Capital Expenses to remain within our original guidance of $18 million and $20 million.

With that, I’ll turn it back over to Vince.

Mr. Kelly: Thanks, Tom.
Before we open up the call for questions, I wanted to comment briefly on four additional items that may be of interest to you, including: (1) our business segmentation strategy; (2) a current network rationalization update; (3) our recently announced management realignment; and (4) our key business initiatives for the second half of 2007.

(1)	Business Segmentation Strategy

As you know, we refocused our sales and marketing goals in early 2006 around our core business segments of Healthcare, Government, and Large Enterprise – each of which includes a large number of first responder organizations. We concluded at that time that by concentrating on these key vertical markets we could solidify existing customer relationships and leverage our accumulated knowledge of these industries – including the mission-critical nature of many businesses in these segments — to broaden our presence and create new sales and service opportunities. I’m pleased to report that now a year later we have validated many of these assumptions and are making steady progress.

At the end of the second quarter, the three key segments of Healthcare, Government and Large Enterprise made up more than 75 percent of our direct subscriber base, compared with 66 percent at June 30, 2006, and approximately 68 percent of our direct paging revenue, compared to 57 percent a year earlier. Clearly, our subscriber and revenue mix from these segments has increased significantly due to both higher gross placements in these segments and lower gross disconnect rates relative to our other direct customers.

Among the verticals, Healthcare – which now represents 40 percent of our direct subscriber base and 34 percent of direct paging revenue – is the best performing segment. Gross adds in Healthcare increased 34 percent in the second quarter while net unit churn among Healthcare accounts was only 0.2 percent; this compares to a 3.7 percent rate of net unit churn for all direct subscribers. Gross adds in our Government and Large Enterprise segments also increased, although disconnect rates from those segments rose as well.

We have invested in upgrading our healthcare sales organization focused solely on winning new hospital accounts. We have recruited, interviewed and hired a new team of 10 Healthcare Solutions Specialists, which will grow to 16 by the end of this quarter. These sales professionals have a background and are experienced in selling to the Healthcare segment. Additionally they have undergone specialized training to equip them with the tools to engage large and small hospitals at the very highest level, and to sell our full suite of wireless products and services, from paging to enterprise applications that manage all critical communications within a hospital. As an advanced sales force, they are equipped to work with hospitals to assess the state of their communications and conduct a solutions-based sales process focused on improving staffing efficiencies to increase patient care, reducing critical event response times, and helping to reduce hard costs and risks associated with the Joint Commission and HIPAA compliance. While these Healthcare Sales Specialists are still very early in their tenure, I am pleased to report that they have engaged 395 hospitals at the CEO and President level setting 84 executive level appointments in less than 30 days. We are hopeful that this new sales and marketing strategy will yield positive results for the Company.

To support these efforts, the Company is running trade advertising in three prominent Healthcare IT publications through Q3. Also, our direct sales force continues to focus their efforts on the Healthcare sector as well. Our “Hospital Initiative” has resulted in winning 35 new hospitals as customers during 2007. During Q3, the Company is also investing in an outbound telesales initiative to present the new ReadyCall waiting area pager product to hospitals across the country. This represents the introduction of another sales channel to take our message to this very important market segment.

(2)   Network Rationalization Update

Notwithstanding the previously noted shortfall in expected site rent savings, we continued to pursue cost efficiencies through our network rationalization plan during the second quarter.  We continue to eliminate redundant locations, consolidate equipment and reduce excess capacity.

During the second quarter we decommissioned 853 transmitters, built 70 sites on customer facilities, built another 166 sites for coverage on go-to frequencies where legacy systems are being removed, giving us a net reduction of 617 transmitters in service.  Year to date we have reduced 1,082 transmitters in service and have 12,459 remaining transmitters in service.  In Q3 we are forecasting the decommissioning of approximately 850 transmitters.  Site rationalization continues to be our largest cost reduction project.  This project of removing transmitters remains on track for both our short-term and long-term expectations, however the timing of site lease savings due to lease commitments and other complications continues to be a significant challenge.  We have added additional management, staff and consultants to try to accelerate the complex lease negotiation process.

Cost savings from network rationalization for 2006 exceeded $24.9 million. On a comparative basis, savings for the first half of 2007 over the first half of 2006 exceeded $6.6 million.  The first half of 2007 savings over the second half of 2006 exceeded $4.1 million.

We continue to make headway in our consolidation of paging terminals.  In Q2 we removed another five terminals bringing our year to date reduction in terminals to 13, leaving 191 paging terminals in service.  Each terminal reduction reduces maintenance and telephony costs.  Certain paging terminal consolidations are completed in conjunction with office lease expirations yielding office lease and office expense savings as well.  Our satellite bandwidth reduction project continues on track and we expect to exit one of our satellite contracts at the end of this year when it expires.

(3) Management Realignment

As you know, we announced a senior management realignment several weeks ago and I wanted to briefly elaborate on our reasons for making these changes. One important aspect of the realignment was to bring together the sales and marketing function under single leadership to better coordinate the interaction between these two vital business units. Accordingly, Jim Boso, formerly EVP of Sales, added responsibility for Marketing, and Mark Garzone, who had effectively managed the Marketing function for the past 18 months, left the Company. We believe consolidation of Sales and Marketing will also help us better target new customers in our core business segments.

Similarly, we decided to outsource the bulk of our legal requirements to Latham & Watkins LLP our long-time outside legal counsel, while turning over the coordination of internal legal needs, including the responsibilities of the corporate secretary, to Sharon Woods-Keisling, who also retains her duties as the Company’s assistant treasurer. As a result, Scott Tollefsen, our former general counsel and secretary, who had served the Company very well during his tenure, also left the Company. We believe this new alignment is the most efficient and suitable management structure for the Company at this time.

(4) Key Business Initiatives for 2007

I wanted to again underscore our four primary business objectives and goals for 2007 that we established at the start of the year. While we have made considerable progress toward these goals, as we’ve noted on this call, each remains a top priority for us as we move through the balance of the year.

1.	Drive cash flow by supporting a low-cost operating platform

Although cost containment will become a greater challenge for us going forward, as we’ve said, it remains critical that we continue to reduce our underlying cost structure while maintaining an efficiently run enterprise. Cost reductions will continue to come from all areas of the Company.

2.	Preserve Revenue Per Unit

Maintaining ARPU at or above current levels continues to be a critical aspect of our sales mission, and it is essential to our future operating performance. While ARPU has trended lower in recent years due to the gradual shift in our customer base toward larger customers with volume discounts, we have made a concerted effort in recent quarters to stabilize pricing by more effectively communicating the valuable attributes of our entire portfolio of wireless services. While we realize certain paging customers continue to migrate to new and competing wireless technologies, paging still offers the distinct advantages of great signal strength and reliability, extensive network coverage, and – without question — low cost. Accordingly, as Tom mentioned earlier, we are working hard to communicate these advantages to our customers and customer prospects to ensure we charge full value for our services.

3.	Reduce paging subscriber erosion

We have implemented various new customer care programs during 2007 to help minimize the rate of subscriber disconnects. At the same time, we have placed a high priority on sales and marketing to new accounts to generate higher levels of productivity and gross unit placements. However, reducing gross subscriber cancellations remains a major long-term challenge to our business due to technical competition and pricing pressure from well funded, large telecom service providers.

4.	Maximize revenue opportunities around our core business segments, including Healthcare, Government, and Large Enterprise

While we have focused a great deal of our time and effort so far this year on our Healthcare customers, as I noted earlier – including the development of a suite of wireless messaging products and services focused on “campus” type environments — we are now working on similar kinds of customized solutions aimed at our core business segments of Government and Large Enterprise. In doing so, we hope to leverage some of the communications advantages we’ve developed in the Healthcare vertical by adapting them for Government, Large Enterprise and First Responder organizations.

To summarize, we had another excellent quarter, meeting or exceeding the majority of our performance objectives consistent with our business plan and the guidance we provided earlier in the year. In fact we have been able to positively adjust our guidance for the balance of the year.

At the same time, however, we recognize that we still have a lot of work ahead of us. As you have heard today, the Company is facing a number of significant operating challenges that will take our full time and attention in coming quarters. Our managers and employees have dealt with many challenges in the past and we will face our current and future challenges with the same sense of urgency and focus that we have employed these past two and a half years. We will keep you updated on these and other issues on future earnings calls.

With that, I will ask the operator to open up the line for your questions. We would ask you to limit your initial questions to one and a follow-up. After that, we will take additional questions as time allows. Operator.

Operator: Today’s question and answer session will be conducted electronically. If you would like to ask a question at this time, please press the star key followed by the digit one on your touch tone telephone. If you are using a speakerphone, please make sure the mute function is turned off so that the signal can reach our equipment. Once again if you would like to ask a question at this time, please press star one. We will pause for just a moment to give everyone the opportunity to signal. Once again if you would like to ask a question at this time, please press star one.

There are currently no participants in the queue and if you would like to ask a question at this time please press star one. We will pause for just a moment.

Vince Kelly: Operator.

Operator: We do have a question.

Vince Kelly: Thank you.

Operator: We will take a question from Hiram V. Socket with the Socket and Company. Please go ahead.

Hiram Socket: Hello, it looked like a very good quarter. I actually got on the conference call late. But your forecasts are slightly nebulous going forward. And I noticed that the balance sheet that the debt factor or long term liability went up. Could you elaborate on that?

Vince Kelly: I will, this is Vince Kelly, CEO, I will take the first part of the question then our chief financial officer, Tom Schilling will take the second part with regards to the balance sheet.

Our forecast, our original forecast for 2007, if you boiled it down to cash flow would have implied a range for free cash flow for the year of $80 to $97 million. We upped the forecast for the balance of the year to a range that would now imply for the entire year forecast of $102 million to $114 million for 2007. I think that is a pretty strong increase in terms of cash flow, versus the original guidance.

As you may or may not know, we do not give long term forecasts on revenue expenses and capital expenditures. At the beginning of 2008, at some time during that time frame we will come on with you all and we will give a forecast with respect to 2008 revenue expenses and capital expenditures. Tom, do you want to take the question on the balance sheet?

Tom Schilling: Yes, I think you are talking about the difference between the December 31, 2006 long term liabilities and what we have reported as of June 30, 2006. The impact was from the implementation of FIN 48, which is a new accounting pronouncement that was effective on January 1, 2007 for all companies and that had an effect as explained in our first quarter 10-Q of decreasing our deferred tax assets as well as the increase in our long term liabilities related to taxes.

Hiram Socket: That long term liability is offset by a tax asset on the asset side?

Tom Schilling: Yes.

Hiram Socket: OK, I understand it now. Thank you.

Operator: And we will take our next question from Jay Douglas with LGD Partners. Please go ahead.

Jay Douglas: Yes, how are you doing. I think in the past you all had talked about your core revenue from, you know, construction, or government and health care businesses as being about 60 percent of your total revenue. And I was wondering if that was still an accurate number to use or was that even the correct number from the past? Thanks.

Tom Schilling: Health care is approximately 35 percent of our total units in service and you can see in our press release we actually break out health care, government and large enterprise components there and all together they make up about 88 percent of our units in service with our indirect reseller channel about 12 percent.

Jay Douglas: OK, thank you.

Operator: As a reminder if you would like to ask a question at this time, please press star one. We will go next to Eileen Alex-Anderson with Lazard Asset Management. Please go ahead.

Eileen Alex-Anderson: Good morning. You had identified three key verticals as of kind of the focus of your revenue effort and you obviously with strong focus since you have been successful in the health care side. Could you just talk a little bit about your thoughts on the other two verticals here in terms of the challenges and kind of the outlook going forward and kind of what your game plan in terms of whether you think additional resources dedicated to those two can make a difference and kind of how you would lay that out from a timing perspective?

Vince Kelly: Sure, the health care vertical which obviously is our strongest vertical for the entire quarter in the second quarter had a net unit loss of 0.2 percent so it is very, very flat and very stable relative to the overall channels that we have. Our next best performing vertical however, is the government vertical. Now for the entire quarter that had a net unit loss of 3.8 percent.

We continue to put a lot of resources and a lot of effort into government because government in many respects resembles some of the health care customers that we have from the standpoint of first responders. They use the devices, they appreciate the attributes of our service that the health care vertical appreciates and so we have been very successful there and it is obviously our second best performing vertical.

The large enterprise and you are talking when you say large enterprise about very large companies, Fortune 1000 type companies. That had a net unit loss in the second quarter of 6.2 percent, so obviously it was much higher. Its gross disconnect was 9.3 percent. That particular vertical while customers still appreciate us very much from the cost benefits that we offer, we are seeing a bit of a rotation there, particularly on the technology side towards Blackberry and other types of data services.

Obviously their services are much more expensive but there is the functionality associated with them that plan old pagers or a two way pager does not have. So we still put a lot of effort into that vertical. Our sales force across our eight regions still makes a lot of sales calls in that vertical and we do a lot of gross placements there on a quarterly basis. But that one probably of the three is the most susceptible to the kinds of a technology migration that we have been seeing here these last couple of quarters.

Operator: Anything further Miss Alex-Anderson?

Eileen Alex-Anderson: No thank you.

Operator: We will go next to Philip Hines with (inaudible). Please go ahead.

Philip Hines: Good morning. I had two questions on the cost side. First one would be in your G&A; your “other” line is down dramatically year over year. Can you explain what causes this decrease in “other” line expenses in G&A, and should we see that for the rest of the year should run about the same level as what it has been doing for the first two quarters?

Tom Schilling: As mentioned in the earlier commentary we had a lot of non-recurring benefits to G&A expenses in the quarter much of which affected the “other” line item I would expect not a lot of reduction for the remainder of the year.

Philip Hines: OK and neither one is on the site rent going slower than you would expect for this year, but – I mean you reduced the number of transmitters each quarter yet that line seems to be pretty flat quarter over quarter. Should we expect this to be the run rate for the year or as these transmitters are out should we see a decrease or a continuation of the decrease in that expense line?

Vince Kelly: You will see a continuation of a decrease of the run rate in that expense line, absolutely. You will not see it in a linear function with respect to the amount of transmitters that we take out of the ground simply because the lease issue that we have to negotiate on a landlord by landlord basis takes times.

For instance, you may deconstruct a transmitter at a particular site but you may have six months or a year still on that operating lease and that is a simple scenario because that is just one of timing. You may have a lease where you had five transmitters initially and you have taken three of them out and you have two of them that you need for the long term on your “go to” frequencies and so you are negotiating with that landlord to get a reduction for the long term, but he is not necessarily incented to not charge you for all five if there was time left on his lease.

Similarly, transmitters that we have taken out in the past that have contractual lease commitments associated with them are expiring in the third quarter and expiring in the fourth quarter, those will drop off. So yes, you will continue to see the site rent expense drop off, not at the rate we previously forecasted. I think that Tom mentioned that in his comments and I thought we made that clear. But that line will continue to go down, that will continue to be a huge focus for this management team and this company.

Philip Hines: OK, and long term you had provided a guidance of around $40 million per year in that line, is this still the long term target that you see over the next three or four years?

Tom Schilling: I do not know if you got to hear all the prepared remarks but I mentioned when I went through the results the previous guidance that we issued in August 2006 to investors that included a five year forecast for site rent should not be relied upon at this point. We are not giving new guidance on a long term basis for site rents. But we do expect it to be higher than what that previous guidance was.

Philip Hines: Alright, thank you.

Operator: Once again if you would like to ask a question at this time, please press star one on your touch tone telephone and we will pause for just a moment.

And gentlemen, it appears there are no further questions. Mr. Kelly, I will turn the conference back to you for closing comments.

Mr. Kelly: Thank you all for joining us today. We look forward to speaking with you after we release our third quarter results in early November. Thanks again and have a great day!